Exhibit 99.1

Contact:

Investors and Media

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

For Immediate Release:

BioMarin Announces Fourth Quarter and Full Year 2006 Financial Results

Positive Outlook for 2007 Driven by Increasing Revenue

and Advancing Product Pipeline

Conference Call and Webcast to Be Held Today at 11:00 a.m. ET (17:00 CET)

Novato, Calif., February 20, 2007 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for its fourth quarter and year ended December 31, 2006. The net loss was $10.4 million ($0.11 per share) for the fourth quarter of 2006, compared to a net loss of $15.0 million ($0.20 per share) for the fourth quarter of 2005. The net loss for the year ended December 31, 2006 was $28.5 million ($0.34 per share), compared to a net loss of $74.3 million ($1.08 per share) for the year ended December 31, 2005, representing a reduction of $45.8 million, or approximately 61.6 percent.

As of December 31, 2006, BioMarin had cash, cash equivalents, and short-term investments totaling $288.8 million.

Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin commented, “In 2006, we continued to improve our financial profile by increasing product revenue, reducing the net loss, and strengthening the balance sheet. We also advanced our product pipeline by completing the Phenoptin Phase 3 clinical trials with very positive results and making significant progress in the pre-clinical development of Phenylase for PKU. Looking ahead in 2007, we expect continuing growth of Naglazyme and Aldurazyme sales to substantially offset research and development spending for ongoing clinical programs. In addition, we are hopeful that Phenoptin will be approved by the FDA as the first treatment option for PKU patients by the end of the year.”

Product Sales

Net sales of Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $16.3 million for the fourth quarter of 2006, compared to $12.9 million for the third quarter of 2006, representing a sequential increase of approximately 26.4 percent. Naglazyme net sales were $46.5 million for the year ended December 31, 2006. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) in late May 2005, and by the European Commission in late January 2006. Naglazyme net sales for the three months and year ended December 31, 2005 were $3.7 million and $6.1 million, respectively. BioMarin is commercializing Naglazyme in the United States, Europe, and Latin America, and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased by approximately 25.0 percent to $26.5 million for the fourth quarter of 2006, compared to $21.2 million in the fourth quarter of 2005. Net sales for the year ended December 31, 2006 increased by approximately 26.0 percent to $96.3 million, compared to $76.4 million for the year ended December 31, 2005. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $5.7 million for the fourth quarter of 2006, compared to a profit of $3.1 million for the fourth quarter of 2005. BioMarin’s share of the profit from BioMarin/Genzyme LLC for the year ended December 31, 2006 was $19.3 million, compared to $11.8 million for the year ended December 31, 2005.

Royalty and License Revenues

Royalty and license revenues for the fourth quarter and full year 2006 were $0.8 million and $15.9 million, respectively, and include royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). BioMarin expects to receive an additional milestone payment of $4.0 million on the first anniversary of FDA approval of Orapred ODT in June 2007.

Financial Guidance

2007 Projected Net Product Sales

BioMarin estimates 2007 net sales of Naglazyme to be in the range of $74 million to $78 million and sales of Aldurazyme by the joint venture for 2007 to be in a range of $115 million to $125 million.

2007 Projected Net Loss

BioMarin estimates its GAAP net loss for the fiscal year ending December 31, 2007 to be in the range of $20 million to $25 million, which includes approximately $16 million to $18 million in non-cash stock compensation expense.

Recent Events and Fourth Quarter 2006 Highlights

-	On January 29, BioMarin announced that the remaining $51.4 million of convertible notes due 2008 was converted into common stock.

-	On January 16, BioMarin announced positive results from the Phase 3 diet study of Phenoptin for PKU.

-	On January 4, BioMarin announced the initiation of the Phase 2 clinical study of 6R-BH4 in peripheral arterial disease.

-	On December 18, BioMarin announced positive results from the Phase 3 extension study of Phenoptin for PKU.

BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2006 financial results today, Tuesday, February 20, at 11:00 a.m. ET (23:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: February 20, 2007

Time: 11:00 a.m. ET (17:00 CET)

U.S. & Canada Toll-free Dial in #: 800.901.5217

International Dial in #: 617.786.2964

Participant Code: 35915200

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 94899251

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include

Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of poorly controlled hypertension and peripheral arterial disease. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; Alliant Pharmaceuticals’ commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of Phenoptin and 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Phenoptin, and 6R-BH4 for other indications; actions by regulatory authorities, including actions related to Naglazyme, Phenoptin, and 6R-BH4 for other indications; and expectations regarding actions by Merck Serono related to filing the marketing authorization application for Phenoptin. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Alliant Pharmaceuticals’ success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred ODT; actual sales of Aldurazyme, Naglazyme and Orapred ODT; Merck Serono’s activities related to Phenoptin; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2005 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Naglazyme® is a registered trademark of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Sales of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three Months and Years Ended December 31, 2005 and 2006

(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$21.2	$26.5	$76.4	$96.3
Naglazyme	3.7	16.3	6.1	46.5
Orapred (2)	0.4	—	6.9	3.1

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the Income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.
(2)	Effective with the sublicense of the Orapred North American rights in March 2006, BioMarin no longer reports net sales of Orapred. Orapred royalty revenue is included in Royalty and License Revenues on the consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Years Ended, December 31, 2005 and 2006

(In thousands, except for per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
Revenues:
Net product sales	$4,157	$16,310	$13,039	$49,606
Collaborative agreement revenues	5,317	4,882	12,630	18,740
Royalty and license revenues	—	827	—	15,863

Total revenues	9,474	22,019	25,669	84,209

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	1,327	3,616	2,629	8,740
Research and development	12,682	20,572	56,391	66,735
Selling, general and administrative	11,076	13,971	41,556	49,030
Amortization of acquired intangible assets	286	1,093	1,144	3,651

Total operating expenses	25,371	35,636	101,720	128,156

Equity in the income of BioMarin/Genzyme LLC	3,072	5,670	11,838	19,274

Loss from operations	(12,825)	(11,563)	(64,213)	(24,673.)
Interest income	685	4,129	1,861	12,866
Interest expense	(2,856)	(2,957)	(11,918)	(16,726)

Net loss	$(14,996)	$(10,391)	$(74,270)	$(28,533)

Net loss per share, basic and diluted	$(0.20)	$(0.11)	$(1.08)	$(0.34)

Weighted average common shares outstanding, basic and diluted	74,048	91,552	68,830	84,582

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2006

(In thousands, except for share and per share data)

	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$38,092	$89,162
Short-term investments	9,700	199,685
Accounts receivable, net	5,860	14,670
Advances to BioMarin/Genzyme LLC	1,071	1,596
Inventory	10,898	25,075
Other current assets	3,320	4,036

Total current assets	68,941	334,224
Cash balances related to long-term debt	17,049	—
Investment in BioMarin/Genzyme LLC	31,983	31,457
Property, plant and equipment, net	37,321	55,466
Acquired intangible assets, net	15,306	11,655
Goodwill	21,262	21,262
Other assets	3,441	9,372

Total assets	$195,303	$463,436

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$20,934	$32,166
Current portion of acquisition obligation, net of discount	7,477	6,787
Current portion of deferred revenue	8,096	7,092
Current portion of equipment and facility loans	3,860	—

Total current liabilities	40,367	46,045
Convertible debt	125,000	223,940
Long-term portion of acquisition obligation, net of discount	70,873	68,548
Deferred revenue, net of current portion	11,825	5,023
Equipment and facility loan, net of current portion	17,049	—
Other long-term liabilities	7,651	2,078

Total liabilities

Stockholders’ equity (deficit):
Common stock, $0.001 par value: 150,000,000 shares authorized; 74,301,610 and 91,725,528 shares issued and outstanding at December 31, 2005 and December 31, 2006, respectively	75	92
Additional paid-in capital	485,570	709,359
Accumulated other comprehensive loss	(16)	(25)
Accumulated deficit	(563,091)	(591,624)

Total stockholders’ equity (deficit)	(77,462)	117,802

Total liabilities and stockholders’ equity (deficit)Total liabilities and stockholders’ equity (deficit)	$195,303	$463,436

###